American National Announces New Executive Vice President

For more information, contact:
Jeffrey V. Haley
President & Chief Executive Officer
American National Bank and Trust Company
haleyj@amnb.com
434.773.2259

FOR IMMEDIATE RELEASE: July 5, 2016

DANVILLE, VA – American National Bank and Trust Company announced today the appointment of Ramsey K. Hamadi as Executive Vice President. In this role, Hamadi will lead the bank’s major strategic initiatives from his new office in Danville, Va.

“We are excited to welcome Ramsey, an experienced financial executive with proven expertise in delivering shareholder value and financial success,” said Jeffrey V. Haley, President & Chief Executive Officer of American National. “As a 21st century bank with over a century of experience, it is critical that our strategic initiatives continue to stay in step with the needs of our customers, shareholders, employees and the communities we serve. We are pleased that Ramsey will lead the charge in this regard.”

Hamadi has 23 years of financial industry and accounting experience with 14 of those years spent as a chief financial officer of regional community banks. He most recently served in this role for NewBridge Bank and previously for Pulaski Bank, both subsidiaries of holding companies with shares traded on the NASDAQ Global Select Market. His expertise ranges from cost management, business development and accretive acquisitions to acute financial modeling and capital planning.

An alumnus of both Maryville University and the University of Missouri-St. Louis, Hamadi also served for six years in the U.S. Marine Corps during which time he was named Staff Sergeant. He is a member of the North Carolina Association of Certified Public Accountants and the Financial Managers Society, and he serves the community as a board member and Finance Committee member for the Greensboro Community Foundation and as Treasurer for Boy Scouts of America (BSA) Troop 103 in Summerfield. He recently served as Audit Chairman and board member for the Old North State Council of BSA.

About American National
American National Bankshares Inc. is a multi-state bank holding company with total assets of approximately $1.6 billion. Headquartered in Danville, Va., American National is the parent company of American National Bank and Trust Company, a community bank serving Virginia and North Carolina with 25 banking offices and two loan production offices. American National Bank and Trust Company also manages an additional $760 million of trust, investment and brokerage assets in its Trust and Investment Services Division. Additional information about the company and the bank is available on the bank's website at www.amnb.com.

Shares of American National are traded on the NASDAQ Global Select Market under the symbol "AMNB."

# # #